Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-123162 on Form F-4 of our report dated July 8, 2003 (April 10, 2005, as to Notes of “Subsequent events occurred between July 8, 2003 and April 10, 2005” and “Summary of Principles GAAP Differences”), (which report expressed an unqualified opinion and includes some explanatory paragraphs relating to the effects of, respectively, a settlement of a contract, subsequent events related to license owned by the Company and the issuance of our auditors’ report in 2003 in accordance with Italian GAAS) relating to the financial statements of IPSE 2000 S.p.A., appearing in the Annual report on Form 20-F of Telefonica S.A. and subsidiaries for the year ended December 31, 2004, as amended, which is part of such registration statement.

/s/    Deloitte & Touche S.p.A.

Deloitte & Touche S.p.A

Rome, April 22, 2005